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                                                                     EXHIBIT 3.2

                       CERTIFICATE OF OWNERSHIP AND MERGER
                                     MERGING
                                PTE MERGER CORP.
                                      INTO
                          PROACTIVE TECHNOLOGIES, INC.
                         (Pursuant to Section 253 of the
                      General Corporation Law of Delaware)


         Proactive Technologies, Inc., a corporation organized and existing under the laws of Delaware (the "Corporation"), does hereby certify:

                  FIRST: That the Corporation owns all of the outstanding shares of each class of stock of PTE Merger Corp., a Delaware corporation incorporated on the 14th day of June, 1999, pursuant to the Delaware General Corporation Law.

                  SECOND: That the Corporation, by the following resolutions of its Board of Directors, duly adopted at a meeting held on the 8th day of June, 1999, determined to merge into itself said PTE Merger Corp., on the conditions set forth in such resolutions:

                           RESOLVED, that the Corporation merge into itself PTE
                  Merger Corp. and assume all of its obligations.

                           RESOLVED, that said merger shall become effective
                  upon the filing of a Certificate of Ownership and Merger with the Secretary of State of the State of Delaware together with the Affidavit of Assets attached as Annex A.

                           RESOLVED, that upon effectiveness of said merger, the
                  name of the Corporation shall be changed to flightserv.com and the First Article of the Certificate of Incorporation of the Corporation, as heretofore amended, shall be amended to read as follows:

                           "I.  The name of the corporation is flightserv.com."

                           RESOLVED, that except for the foregoing amendment to
                  the First Article, the Certificate of Incorporation, as previously amended, shall remain unchanged by the merger and in full force and effect until further amended in accordance with the Delaware General Corporation Law.

                           RESOLVED, that the proper officers of the Corporation
                  be, and they hereby are, directed to make and execute a Certificate of Ownership and Merger setting forth a copy of the resolutions to so merge PTE Merger Corp. and to assume its obligations, and to so change the name of the Corporation, and the date of adoption thereof, and to cause the same to be filed with the Secretary of State of the State of Delaware and to do all acts and things whatsoever, whether within or without the State of Delaware, which may be necessary or proper to effect said merger and change of name.

                  THIRD: That the name of the Corporation is changed to flightserv.com in accordance with the Affidavit of Assets attached hereto as Annex A.


         IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by its duly authorized officer, this 14th day of June, 1999.



                                          PROACTIVE TECHNOLOGIES, INC.



                                          By:
                                             -----------------------------------
                                             C. Beverly Lance, President